EXHIBIT 5.01

July 25, 2008

Versant Corporation

255 Shoreline Drive, Suite 450

Redwood City, CA 94065

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Versant Corporation, a California corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about July 25, 2008 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 50,000 shares of the Company’s Common Stock (the “Shares”), subject to issuance by the Company upon the exercise of stock options granted or to be granted under the Company’s 2005 Directors Stock Option Plan (the “Plan”).  In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)                                 the Company’s Amended and Restated Articles of Incorporation dated March 18, 2004, certified by the California Secretary of State on March 18, 2004, and the Certificate of Amendment of Amended and Restated Articles of Incorporation, dated August 22, 2005, certified by the California Secretary of State on August 22, 2005;

(2)                                 the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on July 25, 2008;

(3)                                 the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)                                 the Prospectus prepared in connection with the Registration Statement;

(5)                                 all actions, consents and minutes of meetings of the Company’s incorporator, Board of Directors and shareholders which are contained in the minute books of the Company in our possession, including (a) the minutes of the meeting of the Compensation Committee of the Company’s Board of Directors held on March 1, 2005 approving and recommending that the Company’s Board of Directors adopt and approve the Plan, (b) the minutes of the meetings of the Company’s Board of Directors held on March 1, 2005 and June 1, 2005 adopting and approving the Plan, subject to obtaining shareholder approval, (c) the minutes of the meeting of the Company’s shareholders held on August 22, 2005 approving the adoption of the Plan, (d) the minutes of the meeting of the Company’s Board of Directors held on November 29, 2007 approving an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 50,000 shares subject to shareholder approval (the “Plan Amendment”), (e) minutes of a meeting of the Company’s Board of Directors held on January 28, 2008 authorizing the submission of the Plan Amendment to the Plan to the Company’s shareholders for their vote and approval and authorizing the filing of the Registration Statement; and (e) the minutes of the annual meeting of the Company’s shareholders held on April 24, 2008 approving the Plan Amendment;

(6)                                 The Certificate and Report of Inspector of Election dated April 24, 2008, executed by Sharon D. Magidson of Mellon Investor Services LLC, Inspector of Election, regarding the shareholder voting results at the Company’s Annual Meeting of Shareholders held on April 24, 2008;

(7)                                 a representation from the Company dated as of the date of this opinion confirming the total number of (a) all authorized shares of the Company’s capital stock as of the date of this opinion, (b) all outstanding shares of its capital stock of each class and series as of July 25, 2008, (c) all issued and outstanding options, warrants and any other rights to purchase or acquire from the Company any shares of its capital stock as of July 25, 2008 and the total number of shares of its capital stock of each class and series that are potentially issuable upon the exercise, conversion or exchange of all such issued and outstanding options, warrants and rights as of July 25, 2008, and (d) all additional shares of capital stock that are, as of July 25, 2008, reserved for future issuance in connection with the Company’s equity incentive and stock purchase plans and all other plans, agreements or rights that exist as of July 25, 2008;

(8)                                 a verification from Mellon Investor Services, the Company’s transfer agent, dated as of July 24, 2008 verifying the number of the Company’s issued and outstanding shares of Common Stock, no par value, as of July 24, 2008; and

(9)                                 an Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations, including the representations set forth in Paragraph (7) above (the “Opinion Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.  We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of California.

Based upon the foregoing, it is our opinion that the 50,000 shares of the Company’s Common Stock comprising the Shares that may be issued and sold by the Company upon the exercise of stock options granted or to be granted under the Plan, when issued, sold and delivered in accordance with the applicable plan agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.  This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP